Exhibit 4.29

English Translation

Loan agreement

THIS LOAN AGREEMENT (“this Agreement”) is entered into by the parties below in Changsha, the People’s Republic of China on and as of June 8, 2011:

Lender: Changsha Little New Star Animation Digital Technology Co., Ltd.

Address: 3/F, Block 5, Xiangshu Yuan, 8 Lu Gu Lu Tian Road, Gao Xin Kai Fa District, Changsha

Borrower : Dong Xu

ID Card No.: 110108196611048978

Address: A4-4A Cuihai Garden, Qiaoxiang Road, Futian District, Shenzhen

WHEREAS:

1.	The Borrower holds 100% equity interest in Changsha Leisen Education Software Co., Ltd (“Leisen Education”), a limited liability company incorporated in accordance with Chinese laws;

2.	The Lender agrees to lend to the Borrower, and the Borrower agrees to borrow from the Lender, the Loan under this Agreement, to invest in Leisen Education;

NOW, THEREFORE, through amicable negotiations, all the parties (the “Parties”) hereby agree as follows:

1 Definition

1.1	Unless the context otherwise requires, the following terms whenever used in this Agreement shall have the following meanings:

“Loan Granting Date” shall mean the date when the Lender pays the Loan to the Borrower.

“Agreement” shall mean this Loan Agreement, together with any and all amendments, supplements or other changes made in accordance with its provisions from time to time.

“Banking Day” shall mean the days when Chinese commercial banks are open to the public, excluding statutory festivals and holidays.

“Loan” shall mean the specific amount in RMB granted to the Borrower by the Lender under Article 2 below.

“Adverse Material Effect” shall mean an adverse material effect upon:

(a) the legality, validity or enforceability of this Agreement;

(b) Borrower’ ability of complying with and performing their obligations under this Agreement;

(c) Lender’s rights under this Agreement; or

(d) Borrower’ ability relating to their current business.

“China” shall mean the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong SAR, Macao SAR and Taiwan, the same as below).

“Tax” shall include any and all taxes, duties and other expenses levied, deducted, or withheld by the government or other financial department, now or in future (including any additional penalty and overdue fine arising out of their non-payment or late payment, or their non-declaration or late declaration).

2 Loan

2.1	Loan

Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower, and the Borrower agrees to borrow from the Lender, a loan of RMB2,788,727.39 (the “Loan Amount”), on the Loan Granting Date. The Borrower agrees to be responsible for repayment to the Lender or its successors or assignees with respect to the Loan Amount.

2.2	Interest

The Loan is subject to an interest at an annual interest rate of 0%.

2.3	Repayment of loan

Because the Lender agrees to provide the Loan at an interest rate of 0%, the Borrower agrees to promptly repay the Loan Amount upon receipt of the notice of repayment from the Lender. Without Lender’s written consent, the Borrower shall not repay the Loan Amount in advance.

The Borrower shall repay the Loan Amount by transferring all his equity interest in Leisen Education to the Lender as the consideration (the “Equity Transfer Consideration”). The Lender agrees not to request the Borrower to repay the Loan Amount in any other form than the Equity Transfer Consideration.

3 Tax Payment

The Lender and the Borrower shall pay all the taxes arising in connection with the Loan and the execution of this Agreement in accordance with laws and regulations respectively.

4 Representations and Warranties

4.1	Representations and Warranties

The Borrower hereby represents and warrants that:

(a) He is a Chinese citizen with full civil capacity;

(b) He has the power to execute this Agreement and perform the obligations under this Agreement;

(c) He has the effective authority to execute this Agreement, perform the obligations under this Agreement and render it enforceable;

(d) This Agreement constitutes a valid and binding obligation enforceable against him in accordance with its provisions;

(e) This Agreement and the Loan under this Agreement do not violate any law, regulation or administrative order, or any obligation or commitment restricting them or their properties;

(f) The Borrower is not involved in any act violating any law, regulation, official order, contract, commitment or obligation, which may have an adverse material effect on themselves or any of his properties now or in future;

(g) There is no lawsuit, action or administrative, arbitration or other proceeding or governmental investigation pending or threatened against or relating to the Borrower or any of his properties;

(h) The Borrower is the beneficiary owner of all his properties or business and has the undisputable ownership over them; the equity interest held by the Borrower in Leisen Education is free and clear of, and without Lender’s consent, will not be set with within the term of this Agreement, any pledge or other encumbrance.

4.2	Additional Representations and Warranties

The foregoing representations and warranties are deemed to be made on the Effective Date.

5 Miscellaneous

5.1	Effectiveness

This Agreement shall become effective on the date when it is signed by the Parties (the “Effective Date”).

5.2	Applicable Law

The formation, validity, interpretation and performance of this Agreement and settlement of disputes thereof shall be governed by and construed in accordance with Chinese laws.

5.3	Dispute Resolution

(a) The Parties shall make their best effort to first amicably resolve any disputes, controversies, or claims (“disputes”) arising out of or in connection with this Agreement, including any questions regarding its breach, termination or invalidity, and if no resolution is reached within fifteen (15) days from the notice requesting amicable resolution, such dispute shall be referred to China International Economic and Trade Arbitration Commission, South China Sub-Commission, for arbitration. The seat of arbitration shall be Shenzhen and the language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

5.4	Assignment and Transfer

(a) This Agreement shall bind upon the Borrower, the Lender and their respective successors and assignees. Without Lender’s written consent, the Borrower shall not assign or transfer any of their rights and obligations under this Agreement.

(b) The Lender may, at any time, assign, novate, or transfer all or part of its rights, benefits, and obligations under this Agreement to any person or several persons from time to time without requiring the consent of the Borrower. In order to enable the Lender to complete said assignment, novation, or transfer, the Borrower hereby agrees to execute any and all necessary documents and fulfill any and all necessary registrations.

5.5	Amendment

This Agreement shall not be amended by the Parties except by a written instrument signed by their duly authorized representatives.

5.6	Entirety

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.

5.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed the 2 originals of this Agreement as of the date first above written.

Changsha Little Star Animation Digital Technology Co., Ltd.

[Company seal of Changsha Little Star Animation Digital Technology Co., Ltd. is affixed]

By:	/s/ Benguo Tang
Name:
Title:

Dong Xu

/s/ Dong Xu